Exhibit 99.1

HyreCar Announces Record Second Quarter Results

Revenues Increase 67% to $3.8 Million; Gross Profit Increases 114% to $2.3 Million

LOS ANGELES, August 14, 2019 – HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, today reported financial results and provided a corporate update for the second quarter ended June 30, 2019.

“HyreCar’s second quarter revenues grew to $3.8 million, even as we continued to improve and expand every aspect of our partnerships and platform,” said Joe Furnari, Chief Executive Officer of HyreCar. “We continued to see growth in car supply in our top key markets through our new dealer initiatives.”

“Building car capacity and scaling dealer relationships were the main themes of our dealer initiatives in the second quarter, as evidenced by the now 170 commercial accounts who have listed more than 2,300 cars on our platform. As we grow larger commercial accounts we will be able to match our growing demand that saw over 30,000 driver leads last month and is projected to grow substantially in the future.”

Second Quarter 2019 Financial Highlights

●	Record revenue was $3.8 million, compared to $2.3 million in 2018, an increase of 67%.
●	Record gross profit was $2.3 million, compared to $1.1 million in 2018, an increase of 114%.
●	Net loss of ($2.0) million, compared to ($5.0) million in 2018, an improvement of 59%.
●	Record GAAP earnings per share was ($0.17), compared to ($0.92) in 2018, an increase of 82%.
●	Record adjusted earnings per share, also referred to as adjusted net income per share, or adjusted EPS was ($0.11), compared to ($0.12) in 2018, an increase of 8%.

Adjusted net income per share is a non-GAAP financial measure. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

Second Quarter 2019 Financial Discussion

Total revenue in the second quarter of 2019 increased 67%, to a record $3.8 million, compared to $2.3 million, in the second quarter of 2018. The revenue increase was driven primarily by a higher Net Revenue Margin associated with two new subscription tiers launched in the second quarter, while rental days were flatter and grew to approximately 140,000 during the second quarter and are now at an annualized run rate of over 550,000 rental days.

Gross profit in the second quarter of 2019 increased to a record $2.3 million, or 60.8% of revenues, compared to $1.08 million, or 47.3% of revenues, in the second quarter of 2018. Margin expansion was driven by a higher average net revenue margin and a reduced cost of insurance in the second quarter.

Total operating expenses, consisting of research and development, sales and marketing and general and administrative expenses, were $4.4 million in the second quarter of 2019, compared to $4.2 million in the same year-ago quarter. The increase in operating expenses was primarily due to increased staffing expenses and advertising to support higher revenue and includes $0.6 million in non-cash stock-based compensation costs.

Net loss in the second quarter of 2019 totaled $2.0 million, or $(0.17) per share, compared to a net loss of $5.0 million, or $(0.92) per share, in the prior year’s quarter.  Adjusted net loss for the second quarter after excluding certain non-cash stock-based compensation for employee compensation and legal expenses was $1.4 million, or $(0.11) per share.  A reconciliation of net income to adjusted net income per share is included within this press release.

Cash totaled $5.1 million at June 30, 2019, compared to $6.8 million at December 31, 2018. Subsequent to a successful secondary offering in July 2019, the Company had approximately $15.0 million in cash and cash equivalents so has sufficient cash resources to continue operations indefinitely.

Additional Second Quarter 2019 Highlights

●	Launched an owner web portal to enable dealers and small fleet owners to onboard and manage their entire fleet of vehicles in a simple to use platform.
●	Developed new tiered insurance product to address consumers request for expanded coverage on their vehicle’s insurance and lower deductible options.
●	Expanded the customer service team to create improved first call resolution and expanded hours of service.

Conference Call

Management will host an investor conference call at 2:00 p.m. PDT (5:00 p.m. EDT) on Wednesday, August 14, 2019 to discuss HyreCar’s second quarter 2019 financial results, provide a corporate update, and conclude with Q&A from participants. All interested parties can join the call by dialing 1-888-394-8218 or 1-323-701-0225; the conference ID is 4069734.  A webcast of the call may be accessed in the Investor Relations section of Hyrecar’s website at https://ir.hyrecar.com/.  An archive of the webcast will also be available for 90 days on the IR section of the HyreCar website.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing in all 50 States and Washington D.C. via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Non-GAAP Financial Information

To supplement HYRE’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, HYRE presents certain financial measures that are not prepared in accordance with GAAP, adjusted EPS,. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

HYRE is presenting these non-GAAP financial measures to assist investors in seeing HYRE’s operating results through the eyes of management and because HYRE’s believes that these measures provide a useful tool for investors to use in assessing HYRE’s operating performance against prior period operating results and against business objectives. HYRE uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. HYRE has not reconciled adjusted EPS guidance to GAAP net income or GAAP net income per diluted share, respectively, because HYRE does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, HYRE is unable to provide such guidance. Accordingly, a reconciliation to GAAP net income or GAAP net income per diluted share is not available without unreasonable effort.

Investor Contact:

Ted Haberfield

President, MZ Group – MZ North America

HYRE@mzgroup.us

www.mzgroup.us

Reconciliation of Net Income to Adjusted Net Income per Share

(unaudited)

	Three Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
Net loss	$2,048,689	5,042,285	3,746,287	6,809,316
Interest expense (income)	(29,851)	1,872,604	(61,142)	2,065,578
Depreciation and amortization	19,156	196	32,086	392
Provision (benefit) for income taxes	-	-	-	-
Stock-based compensation and related costs	629,367	1,855,346	910,546	2,065,721
Adjusted pre-tax income	1,430,017	1,314,139	2,777,145	2,065,721
Pro forma income taxes	-	-	-
Adjusted net income (1)	$1,430,017	1,314,139	2,777,145	2,065,721
Total weighted average diluted share count	12,206,213	5,456,685	12,030,437	5,355,377
Adjusted net income per share (2)	$0.11	0.24	0.23	0.39

(1)	To calculate adjusted net income, we calculate net income then add back amortization (but not depreciation), stock-based compensation and related costs, and other items that are not part of regular operating activities,. We have included adjusted net income in this report because it is a key performance measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in their evaluation of our company. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(2)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical.

HYRECAR INC.

BALANCE SHEETS

	(Unaudited) June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalent	$5,086,942	$6,764,870
Accounts receivable	155,659	161,177
Deferred offering costs	-	-
Deferred expenses	15,743	20,927
Other current assets	392,143	128,337
Total current assets	5,650,487	7,075,311

Property and equipment, net	10,515	10,613
Intangible assets, net	190,842	221,623
Other assets	95,000	90,000
Total assets	$5,946,844	$7,397,547

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$995,817	$856,925
Accrued liabilities	545,283	775,857
Insurance reserve	621,121	348,442
Deferred revenue	59,319	53,764
Related party advances	9,629	9,629
Note payable, net of discount	-	-
Notes payable - related party, net of discount	-	-
Settlement payable	-	-
Total current liabilities	2,231,169	2,044,617

Total liabilities	2,231,169	2,044,617

Commitments and contingencies (Note 3)	-	-

Stockholders’ deficit:
Preferred stock, 15,000,000 shares authorized, par value $0.00001,0 and 2,429,638 issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	-	-
Common stock, 50,000,000 shares authorized, par value $0.00001, 12,331,348 and 5,252,953 issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	118	117
Additional paid-in capital	23,961,511	21,857,017
Subscription receivable - related party	(7,447)	(7,447)
Accumulated deficit	(20,238,506)	(16,496,757)
Total stockholders’ deficit	3,715,676	5,352,930
Total liabilities and stockholders’ deficit	$5,946,844	$7,397,547

HYRECAR INC.

STATEMENTS OF OPERATIONS

	(Unaudited) Three months ended June 30, 2019	(Unaudited) Three months ended June 30, 2018	(Unaudited) Six months ended June 30, 2019	(Unaudited) Six months ended June 30, 2018

Revenues	$3,816,091	$2,273,499	$7,326,816	$3,987,682

Cost of revenues	1,493,987	1,196,547	3,053,262	2,487,419

Gross profit	2,322,104	1,076,952	4,273,554	1,500,263

Operating Expenses:
General and administrative	2,554,613	3,156,479	4,590,165	4,045,733
Sales and marketing	1,272,836	793,196	2,437,627	1,676,223
Research and development	568,657	296,958	1,048,653	522,045
Total operating expenses	4,396,106	4,246,633	8,076,445	6,244,001

Operating loss	(2,074,002)	(3,169,681)	(3,802,891)	(4,743,738)

Other (income) expense:
Interest expense	1,051	1,874,685	1,861	2,036,458
Other (income) expense	(30,902)	(2,081)	(63,003)	29,120
Other income	-		-	-
Total other (income) expense	(29,851)	1,872,604	(61,142)	2,065,578

Net loss	$(2,044,151)	$(5,042,285)	$(3,741,749)	$(6,809,316)

Weighted average shares outstanding - basic and diluted	12,331,348	5,456,685	12,331,348	5,355,337
Weighted average net loss per share - basic and diluted	$(0.17)	$(0.92)	$(0.30)	$(1.27)